Exhibit 99(iii)


                                                      MEDIA CONTACT:
                                                      James C. Rowan
                                                      Office: (860) 722-5180

FOR IMMEDIATE RELEASE

                      HSB GROUP, INC. HOLDS ANNUAL MEETING

HARTFORD, Conn., April 20, 1999 -- HSB Group, Inc. (NYSE: HSB) announced strong results for 1998 and a positive outlook for continued growth in 1999 at its annual meeting held today at the company's headquarters.

Chairman, President and Chief Executive Officer Gordon W. Kreh called 1998 a good year for HSB. "During the year, we realized continued profitable growth in our insurance businesses, excellent expansion and increased operating gains in our engineering segment, and significant investment return and appreciation of our portfolios. Net income per share was $4.21, compared to $2.20 in 1997 -- a 91 percent increase. Income from continuing operations, excluding the sale of Industrial Risk Insurers, was $2.67, compared to $2.20 in 1997, a 21 percent increase. These results confirm that our growth strategy is working."

Gross earned premium grew to $770.5 million, an increase of 26 percent over 1997. This was attributable in large measure to growth in the company's global reinsurance business and formation of new alliances with other insurance companies.

Kreh stated that the company's combined ratio -- the sum of losses and expenses expressed as a percentage of insurance revenue -- was 89 percent, compared to the industry average of 105 percent.


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 Income  from  investment  operations  grew to $64  million,  an  increase of 74 percent over 1997. The increase reflected good performance in the portfolio, additional invested funds resulting from the IRI and Radian sales, and HSB's issuance of $300 million of capital securities on December 31, 1997.

During the meeting, shareholders elected four directors for three-year terms, approved the amended 1995 Stock Option Plan, and appointed independent public accountants.

Elected to three-year terms on the board of directors were: Joel B. Alvord, president and managing director of Shawmut Capital Management; Richard G. Dooley, consultant to Massachusetts Mutual Life Insurance Company; Gordon W. Kreh, chairman, president and chief executive officer of HSB Group, Inc.; and Lois D. Rice, guest scholar, Program in Economic Studies at the Brookings Institution.

At the meeting, Kreh reviewed significant highlights of 1998: Conclusion of the sale of its interest in Radian International LLC to the Dow Chemical Company, and the sale of its 24-percent interest in Industrial Risk Insurers to Employers Reinsurance Corporation, a subsidiary of G.E. Capital Services. In May, HSB acquired Solomon Associates, the world's leader in defining industry performance standards and best practices for the petroleum refining industry. Also in May, HSB stock split three-for-two and the July and October regular quarterly dividend was adjusted to 40 cents a share from 60 cents a share to reflect the split. In July, HSB acquired Kemper Insurance Companies' monoline book of boiler and machinery business and their American Society Mechanical Engineers (ASME) code inspection business.


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HSB's greatest  opportunity for growth is through HSB's relationships with other
property-casualty   insurers  HSB  calls  `client  companies.'  Through  special reinsurance agreements, HSB integrates equipment breakdown coverage into client companies' policies. "Growing reliance on equipment and technology is increasing the need for HSB's specialty insurance. This environment presents a tremendous opportunity, and we are aggressively pursuing it globally." Kreh said.

Kreh projected continued domestic and international growth for HSB's Engineering Services, particularly for its engineering management consulting services. Increased demand for engineering management consulting is reflected in the continued growth of HSB Reliability Technologies, a subsidiary that provides companies with increased profitability through reliability programs.

HSB Group, Inc. is a global provider of insurance products and engineering management consulting services. HSB is the parent company of The Hartford Steam Boiler Inspection and Insurance Company, founded in 1866 and the largest provider of equipment breakdown insurance in the world.

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